Leatt Corp Announces Record Breaking Results for Third Quarter 2021

94% Increase in Global Revenues to $22.1 million;

166% Increase in Net Income to $4.3 million;

Global Year to Date Revenues of 49.3 million

CAPE TOWN, South Africa (November 12, 2021) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for sports, especially extreme high-velocity sports, today announced record financial results for the 2021 third quarter. All financial numbers are in U.S. dollars.

Third Quarter 2021 Performance and Recent Highlights

  Record third quarter revenues of $22.1 million, up 94%, compared to the 2020 third quarter

  Income from operations of $5.8 million, up 170%, compared to the 2020 third quarter

  Record third quarter net income of $4.3 million, up 166% compared to the 2020 third quarter

  Earnings per share increased to $0.79, up 163%, compared to $0.30 in the 2020 second quarter

  New 43,056 square foot warehouse in Reno, Nevada to boost US operations

Chief Executive Officer, Sean Macdonald, commented: "By nearly every measure this was a ground-breaking quarter for Leatt, the best in our company's history. For the third quarter of 2021, revenues increased by 94%, gross profit increased by 93%, and net income increased by 166%, when compared to the 2020 third quarter, led by an exceptionally strong increase in international revenues from global orders of our highly anticipated 2022 line of products.

"We have achieved record-breaking quarterly revenue for 5 consecutive quarters, and year-over-year revenue growth for the last 14 quarters, as we continue to build the Leatt brand and increase global recognition for the design and engineering of exceptional products for the sporting industry.  Despite the dynamic and challenging environment, we expect the year-over-year growth trend to continue in the fourth quarter, as our global supply chain team and manufacturing partners have kept pace with our inventory requirements to provide timely shipments of Leatt products to meet growing customer demand levels.

"Broken down by product category, third quarter growth was impressive across our entire "head-to-toe" line with a $6.6 million increase in body armor sales, a $1.5 million increase in neck brace sales, a $1.5 million increase in the sales of other products, parts and accessories and a $1.1 million increase in helmet sales.

"Although revenues in the U.S. grew marginally during the third quarter due to temporary domestic port congestions, dealer and consumer demand for our products remains strong in this market, and we expect to fulfill significant orders in the current quarter in time for the holiday season. Our new warehouse in Reno, Nevada has the capacity for high volume order fulfilment which will be a key driver of our continued development in the U.S.

"This extraordinary 2021 third quarter has again demonstrated our ability to grow year to date revenues, remain operationally efficient and generate significant shareholder value. Revenues for the first nine months of 2021 were up 91%, to $49.3 million. Net income year to date grew by 231%, to $8.8 million, a return on revenue of 18% and earnings of $1.61 per basic share."

Founder and Chairman, Dr. Christopher Leatt, remarked: "As we continue to design and build an innovative product pipeline, our team is adopting new technologies that change the way our products are sourced, produced and delivered.

Financial Summary

Total revenues for the third quarter of 2021 increased to $22.1 million, up 94%, compared to $11.4 million for the third quarter of 2020.

Gross profit for the third quarter of 2021 increased to $9.5 million, up 93%, compared to $4.9 million for the third quarter of 2020.

Income from operations for the third quarter of 2021 increased to $5.8 million, up 170%, compared to $2.1 million for the third quarter of 2020.

Net income for the third quarter of 2021 was $4.3 million, or $0.79 per basic and $0.69 per diluted share, up 166%, compared to $1.6 million, or $0.30 per basic and $0.27 per diluted share for the third quarter of 2020.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  At September 30, 2021, the Company had cash and cash equivalents of $2.6 million, a current ratio of 2:1, and there was no long-term debt.

Business Outlook

Mr. Macdonald added: "We continue to evolve the Company and the brand through our consistent focus on developing a diverse line of products, our growing sales and marketing efforts, and the nimble resilience of our global supply chain team during these dynamic times.

"Demand for our exceptional "head-to-toe" protective gear for off-road motorcycle and MTB riders continues to surge around the world. This sustained consumer demand, along with recognition by the media, athletes and our business partners, energizes our entire team to continue our efforts to increase our global market share and refine our already strong pipeline of attractive innovative products. We believe that we are well positioned to deliver an incredible financial performance in 2021 and beyond."

Conference Call

The Company will host a conference call on Friday, November 12 at 10:00 am ET to discuss the 2021 third quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international).  The replay PIN Number is 13724984.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company's momentum of record-breaking revenue growth will continue; the ability of the Company to continue to maintain its diverse pipeline of branded products or to financially benefit from its sales and marketing efforts; the ability of the Company's global supply chain to remain stable to fulfill the Company's customer demand; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Investor Relations

Investor-info@leatt.com

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2021 Unaudited		December 31, 2020 Audited	
Current Assets				
Cash and cash equivalents	$	2 586 671	$	2 967 042
Short-term investments		58 261		58 257
Accounts receivable, net		17 164 890		7 173 829
Inventory, net		14 678 324		9 670 036
Payments in advance		1 757 165		805 098
Income tax refunds receivable		-		2 964
Prepaid expenses and other current assets		4 321 801		2 109 190
Total current assets		40 567 112		22 786 416
Property and equipment, net		3 178 888		3 052 276
Operating lease right-of-use assets, net		1 539 698		285,932
Deferred tax asset, net		78 700		78,700
Other Assets				
Deposits		33,553		33,699
Total Assets	$	45,397,951	$	26,237,023

LIABILITIES AND STOCKHOLDERS' EQUITY

	September 30, 2021 Unaudited		December 31, 2020 Audited	
Current Liabilities				
Accounts payable and accrued expenses	$	16,421,446	$	8,008,925
Operating lease liabilities, current		399 314		207,824
Income taxes payable		2 925 216		1 654 200
Short term loan, net of finance charges		142,653		677,601
Total current liabilities		19,888,629		10,548,550
Deferred compensation		300,000		240,000
Operating lease liabilities, net of current portion		1 140 384		78,108
Commitments and contingencies				
Stockholders' Equity				
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding		3,000		3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,471,669 and 5,430,374 shares issued and outstanding		130,111		130,111
Additional paid - in capital		8,393,178		8,338,158
Accumulated other comprehensive loss		(676 444)		(562 700)
Retained earnings		16 219 093		7 461 796
Total stockholders' equity		24,068,938		15,370,365
Total Liabilities and Stockholders' Equity	$	45,397,951	$	26,237,023

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

	2021	2020
Cash flows from operating activities		
Net income	$ 8 757 297	$ 2 648 412
Adjustments to reconcile net income to net cash provided by operating activities:		
Depreciation	744 713	595 365
Stock-based compensation	55 020	65 942
Bad debts reserve	32 423	47 639
Inventory reserve	51 840	(9 002)
(Gain) Loss on sale of property and equipment	5 767	(25 046)
(Increase) decrease in:		
Accounts receivable	(10 023 484)	(2 712 168)
Inventory	(5 060 128)	1 792 014
Payments in advance	(952 067)	(457 097)
Prepaid expenses and other current assets	(2 212 611)	(719 419)
Income tax refunds receivable	2 964	-
Deposits	146	(5 949)
Increase (decrease) in:		
Accounts payable and accrued expenses	8 412 521	582 176
Income taxes payable	1 271 016	266 948
Deferred compensation	60 000	60 000
Net cash provided by operating activities	1 145 417	2 129 815
Cash flows from investing activities		
Capital expenditures	(892 658)	(697 625)
Proceeds from sale of property and equipment	-	25 745
Increase in short-term investments, net	(4)	(16)
Net cash used in investing activities	(892 662)	(671 896)
Cash flows from financing activities		
Repayment of note payable to bank, net	-	(200 000)
Proceeds from Paycheck Protection Program loan	-	210,732
Repayments of short-term loan, net	(534 948)	(504 577)
Net cash used in financing activities	(534 948)	(493 845)
Effect of exchange rates on cash and cash equivalents	(98 178)	(168 277)
Net increase (decrease) in cash and cash equivalents	(380 371)	795 797
Cash and cash equivalents - beginning of period	2 967 042	2 072 864
Cash and cash equivalents - end of period	$ 2 586 671	$ 2 868 661
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:		
Cash paid for interest	$ 21 741	$ 26 446
Cash paid for income taxes	$ 1 659 698	$ 616 148
Other noncash investing and financing activities		
Common stock issued for services	$ 55 020	$ 65 942